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                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                            LUMEN TECHNOLOGIES, INC.
                                       AT

                              $7.75 NET PER SHARE
                                       BY

                            LIGHTHOUSE WESTON CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                                   EG&G, INC.

                        THE OFFER AND WITHDRAWAL RIGHTS
               WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
          ON TUESDAY, NOVEMBER 24, 1998, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

     Enclosed for your consideration are an Offer to Purchase dated October 27, 1998 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") relating to an offer by Lighthouse Weston Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of EG&G, Inc., a Massachusetts corporation (the "Parent"), to purchase all the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Lumen Technologies, Inc., a Delaware corporation (the "Company"), at a purchase price of $7.75 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer. Also enclosed is a letter to stockholders of the Company from Martin E. Franklin, Chairman of the Board of Directors of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company.

     We are the holder of record of Shares held by us for your account. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

     We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer.

     Your attention is directed to the following:

     1. The tender price is $7.75 per Share, net to the seller in cash, without interest thereon.

     2. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Tuesday, November 24, 1998, unless the Offer is extended.

     3. The Board of Directors of the Company has unanimously determined that the Offer and the Merger referred to in the Offer to Purchase are fair to, and in the best interests of, the stockholders of the Company, has approved and found advisable the Merger Agreement, the Offer and the Merger and recommends that the stockholders of the Company accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.

     4. The Offer is made for all of the outstanding Shares.

     5. The Offer is conditioned upon, among other things described in the Offer to Purchase, there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which constitutes at least a majority of the outstanding Shares on a fully-diluted basis (as defined in the Offer to Purchase). The Offer is also subject to certain other terms and conditions contained in the Offer to Purchase.

     6. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer.

     7. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by BankBoston, N.A. (the "Depositary") of (i) certificates evidencing Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in Section 2 of the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

     The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize a tender of your Shares, all such Shares will be tendered unless otherwise specified in such instruction form. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.
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                        INSTRUCTIONS WITH RESPECT TO THE
                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                            LUMEN TECHNOLOGIES, INC.

     The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase dated October 27, 1998 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") pursuant to an offer by Lighthouse Weston Corp., a Delaware corporation and a wholly owned subsidiary of EG&G, Inc., a Massachusetts corporation, to purchase all the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Lumen Technologies, Inc., a Delaware corporation.

     This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered*:                                      Shares

Dated:                      , 1998

                                   SIGN HERE
Signature(s):
Please type or print name(s):
Address:
Area Code and Telephone Number:
Tax Identification or Social Security Number:

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* Unless otherwise indicated, it will be assumed that all of the Shares held by us for your account are to be tendered.